hopTo Names Jean-Louis Casabonne as Chief Financial Officer

CAMPBELL, Calif. – (May 08, 2014) – hopTo Inc., developer of the most comprehensive mobile productivity workspace, announced the appointment of Jean-Louis Casabonne as Chief Financial Officer, effective today.

Mr. Casabonne is a seasoned executive with over 25 years of corporate finance, business development and senior management experience. He has a proven track record of operating in senior finance positions in companies ranging from the Fortune 500 to the tech start-up world. In his prior role as CFO at Quova, Inc., he was instrumental in achieving profitability and positive cash flow and managing key relationships. He was retained by Neustar Inc., following the acquisition of Quova, as director of business development and strategic evangelist and was responsible for managing key customer relationships and developing new business partnerships.

Prior to that, Mr. Casabonne served as the CFO, vice president of finance and operations and co-founder at Inxight Software, Inc., a spinoff of the Xerox Corporation, where he was responsible for securing $24M in Series B funding in addition to seed funding from Xerox to create Inxight Software. Additionally, he previously held several financial management positions at Xerox, where he helped launch three subsidiary companies.

hopTo’s CEO, Eldad Eilam commented, “Jean-Louis’ broad-based experience as a finance professional, including both large and small companies gives him a solid platform for the job of Chief Financial Officer of hopTo. His entrepreneurial background coupled with his experience in fundraising, strategic planning and business development will help ensure that hopTo successfully executes the Company’s strategic plan. We welcome him as a key member of the Company's management team.”

Mr. Casabonne added, “I am excited to join hopTo at this important point in the Company’s evolution. I look forward to contributing my experience and expertise to help drive shareholder value and look forward to working hand-in-hand with the strong leadership team at hopTo to achieve its growth and profitability objectives.”

About hopTo:

hopTo Inc. is an innovator of a unique mobile productivity workspace application. hopTo delivers a mobile experience that changes the way you work and live — empowering you to fully embrace a mobile lifestyle – without any compromises or boundaries. Search, Access, Aggregate, Create, Edit and Share your content from your mobile device, efficiently and effectively, by leveraging the power of your own “personal cloud.” The company is based in Campbell, CA.

For more information on hopTo, please visit: hopTo.com or download the hopTo IRapp from our investor page.

FORWARD LOOKING STATEMENTS:

This press release contains statements that are forward looking as that term is defined by the United States Private Securities Litigation Reform Act of 1995. These statements include statements regarding future growth and the expected impact of our products on the marketplace. These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ significantly from those described in the forward looking statements. Factors that may cause such a difference include the following: the success of our new products depends on a number of factors including market acceptance and our ability to manage the risks associated with new product introduction and developing and marketing new versions of the product; and other factors, including those set forth under Item 1A, “Risk Factors” in our Annual Report on Form 10-K/A for the year ended December 31, 2013, and in other documents we have filed with the SEC.

Investors: Julie Silber jsilber@kcsa.com 310.766.9760 Media: Troy Mickle press@hopto.com 408.688.2674 x5086 Anne Donohoe adonohoe@kcsa.com 732.620.0033